Jointly Running School Cooperation Agreement

Party A:

1. CIBT School of Business and Technology Corp.

Address: 1200 – 777 West Broadway, Vancouver, BC, Canada. V5Z 4J7

Legal Representative Person: Toby Yam-Chung Chu

2. Beijing Fenghua Education Consulting Co. Ltd.

Address: 167 Dong Feng East Road, Weifang, Shandong, China. 261061

Legal Representative Person: Toby Yam-Chung Chu

Party B: Qingdao Senior Technician College

Address: Changjiang Second Road, Qingdao, Shandong, China.

President: Li Ran

Party A and Party B have had friendly discussions and reached an agreement on cooperating to develop the following programs - Automotive Inspection and Maintenance, Automotive Marketing, Hotel Management and Accounting Computerization at Party A’s location and to establish a foundation based on these programs for further cooperation between parties. All parties have agreed to cooperate according to the articles set forth below.

Article 1 Cooperation Program

China-US International Automotive Education Programs including Automotive Detection and Maintenance, Automotive Marketing and Services, Hotel Management and other related education programs.

Article 2 Rights and Responsibilities

Party A will take the following responsibilities:

1)	Invest in or create teaching facilities and equipment in training centre;

2)	Provide US Wyotech automotive courses;

3)	Assign teachers for courses provided by Party Aor provide training to teachers from Party B;

4)	Assist Party B with the daily teaching management;

5)	Take responsibility in investing in and renovating the long-distance multi-media video conference classroom and provide long-distance multi-media courses;

6)	Grant qualified graduates Wyotech degree certificates;

7)	Assist Party B with recruiting and advertising;

8)	Invest in teaching facilities or equipment based on the number of newly recruited students to the cooperation program;

9)	Take responsibility of employment counseling and student employment;

Party B will take the following responsibilities:

1)	Transfer all students from the existing Automotive programs to the cooperation program;

2)	Take responsibility of the teaching of Party B’s courses, daily teaching management and student management;

3)	Provide offices, classrooms, student housing, cafeteria and supporting facilities necessary for the cooperation program;

4)	Take responsibility of recruiting and advertising;

5)	Take responsibility of granting qualified graduates corresponding degree certificates;

6)	Take responsibility of providing teachers appointed by Party A free accommodations; the standard shall be comparable with teachers appointed by Party B;

7)	Take responsibility of declaring to related department of the government.

Article 3 Cooperation Method and Schedule

1)	Under this agreement Party A and Party B may undertake recruiting and advertising for the cooperation program by their own channels. Party B should be the major recruiter.

2)	Party A will invest in constructing an automotive training centre at Party B’s location and decide on the standard of constructing. Under this agreement, Party A should complete the construction within 3 months after the location provided by Party B is inspected and accepted. Party A will also construct a classroom equipped with long-distance multi-media video conferencing devices (Party B should pay for internet connection and related expenses).

3)	Students recruited after 2007 can choose between the existing program with the original tuition and international program with new tuition according their financial ability.

4)	At the first stage of cooperation courses provided by Party A should be in the form of long-distance multi-media video conference in principle:

	1.	Students transferred from Party B’s automotive major to the new cooperation program should have at least one course provided by Party A among their first term courses and the number of courses provided by Party A should increase term by term;

	2.	Party A and Party B should discuss and decide on the curriculum design for newly recruited students majoring in automotive international program in 2007. In principle there should be at least 2 courses assigned for the first term and the number of courses provided by Party A should increase term by term;

	3.	For existing students and newly recruited students in 2007majoring in Hotel Management, the proportion of courses by the two parties should be under discussion. Courses for Accounting Computerization major must fulfill all articles in “Accounting Law of People’s Republic of China”;

	4.	After the recruitment of new students, Party A will decide on the investment schedule based on the number of students registered in the courses provided by Party A. According to teaching requirement, an area of 2000m2 shall be constructed. The rest of the construction may take place according to the teaching progress by batches.

Article 4 Cooperation Charge and Allocation

1)	Tuition fee for students who are transferred from the Party B’s original program to the new program will be decided by Party B while tuition fee for newly recruited students to the new program after 2007 will be decided by both Party A and Party B;

2)	Tuition fee for those students recruited before 2007 should be the original tuition fee less the tuition fee for courses provided by Party A. All the difference will be returned to Party B. Tuition fee for those students newly recruited after 2007 to the new cooperation program will be allocated between Party A and Party B according the ratio previously determined.

Article 5 Agreement on Property Rights

Parties possess their own assets invested in the cooperation program and also their own property rights. During period of validity of this agreement the cooperation program has rights to utilize both parties’ assets and property rights.

Article 6 Management Organization

For decision making and operation Party A and Party B should form a management committee and also appoint a director and a deputy director for the committee.

Article 7 Financial Management

1)	Independent financial management system will be established for the cooperation program and will be supervised and reviewed by Party A, Party B and the government. Earnings from the cooperation program will be mainly used to pay for education activities, management expenses and facility improvement;

2)	A fixed proportion of or a fixed amount from the tuition fee and income from trainings shall be assigned periodically to both parties to pay for their expenses respectively. In principle, the amount assigned to Party A should be used to pay for foreign teachers, international courses, teaching, training and management expenses; the amount assigned to Party B should be used to pay for its teaching, training and management expenses.

3)	Method of payment for any teaching or training expenses to foreign countries should be subject to the provision of People’s Republic of China;

4)	Two parties should split the payment of any related tax expenses in proportion with their incomes.

Article 8 Terms of Agreement

The term of this agreement is 15 years valid starting from the day on which both Party A and Party B sign and seal it.

Article 9 Other

1)	Party A and Party B shall try to guarantee the recruiting scale for the cooperative programs. In the case where recruitment goals for the first year and second year were not reached Party A had the right to suspend investment and evacuate its previous investment;

2)	Both parties shall take responsibilities for any damages and results if Party B’s investment in teachers and office facilities does not guarantee Center’s normal operation.

Article 10 Governing Law

This Agreement shall be governed and construed in accordance with the laws,

regulations and policies of the People’s Republic of China.

There are 2 original copies of this Agreement that have the same binding power, 1 for each party.

Signatures by Representatives of Party A and Party B

Party A:

Beijing Fenghua Education Consulting Co. Ltd.

Representative:

Date: October 30th, 2007

Party B:

Qingdao Senior Technician School

Representative:

Date: October 30th, 2007